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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)        July 28, 1999
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                     Data Processing Resources Corporation
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            (Exact name of registrant as specified in its charter)



          California                0-27612                   95-3931443
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(State or other jurisdiction      (Commission              (I.R.S. Employer
         File Number)          Identification No.)         of incorporation)



         18301 Von Karman, Suite 600, Irvine, California        92612
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            (Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including area code   (949) 553-1102
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                                Not Applicable
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        (Former name or former address, if changed since last report.)

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Item 1.  Changes in Control of Registrant.

      Pursuant to a tender offer commenced on June 30, 1999, COMP Acquisition Co. (the "Purchaser"), a California corporation and a wholly owned subsidiary of Compuware Corporation ("Parent"), a Michigan corporation, offered to purchase for cash, at a price of $24.00 per share, all outstanding shares of the common stock, no par value per share, of Data Processing Resources Corporation ("DPRC"), a California corporation.

      The tender offer expired at 12:00 midnight, Eastern Time, on July 28, 1999. On August 4, 1999, the Purchaser accepted for payment and purchased 14,401,167 shares of DPRC common stock, or 97.5% of the 14,775,361 shares of common stock outstanding.

      Pursuant to a Share Tender and Voting Agreement entered into separately with the Purchaser, various officers and directors of DPRC, and one significant shareholder, tendered into the tender offer approximately 28% of the outstanding shares of common stock of DPRC. This agreement was filed as Exhibit 8 to the
Schedule 14D-9, "Solicitation/Recommendation Statement Pursuant to Section 14(d)(4) of the Securities Exchange Act of 1934," which was filed by DPRC on June 30, 1999 pertaining to the tender offer for the shares of the common stock of DPRC. Also included in such June 30, 1999 filing under the caption "Security Ownership of Certain Beneficial Holders" in the Information Statement Pursuant to Section 14(f) filed as Annex A to DPRC's Schedule 14D-9 is a list of the beneficial owners of a significant number of the shares of the common stock, along with the ownership of DPRC common stock by its directors and officers as of June 24, 1999, prior to the commencement of the tender offer.

      The Purchaser obtained the funds required to purchase the tendered shares (approximately $345.6 million for the 14,401,167 shares) from its Parent.
Parent obtained such funds through a combination of cash on hand and a $300 million advance under a four year senior bank revolving credit facility of up to $900 million with Morgan Stanley Senior Funding, Inc. ("Morgan Stanley") and Comerica Bank ("Comerica" and, together with Morgan Stanley, the "Banks"), pursuant to a credit agreement dated as of August 3, 1999 between Parent, the Banks and the other lenders party thereto. Morgan Stanley will provide $540 million of the total commitment, and Comerica will provide $360 million. They will act as agents for a syndicate of financial institutions which, together with Morgan Stanley and Comerica, will provide the credit facility. The interest rates on outstanding loans under the credit facility will, at Parent's option, be either (i) the Eurodollar rate determined by Comerica, plus a margin of 1.25% initially, or (ii) the higher of the Comerica prime rate or 0.5% over the federal funds rate, plus a margin of 0.25% initially.

      The merger agreement, filed as part of the above-referenced Schedule 14D-9 of DPRC, contains a provision whereby DPRC, if requested to do so by Purchaser after the change of control, will increase the size of its board of directors and/or secure the resignations of directors until Purchaser's designees constitute the same percentage of DPRC's board of directors as the percentage

                                      2.
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of DPRC's common stock acquired by Purchaser in the tender offer. The names of designees to the board and a description of their qualifications is set forth under the caption "Designees to the Board of Directors of DPRC" contained in the Information Statement Pursuant to Section 14(f) filed as Annex A to DPRC's
Schedule 14D-9 on June 30, 1999. Upon Purchaser's acceptance and purchase of the tendered shares, each of DPRC's incumbent directors resigned and three of the vacancies created by such resignations were filled by the appointment of Eliot
R. Stark, Thomas Costello, Jr. and Phyllis Recca to DPRC's board of directors. To DPRC's knowledge, none of these directors have any beneficial interest in the common stock of DPRC.

      The merger agreement further provides that as soon as practicable after Parent's purchase of the shares tendered into the tender offer, the Purchaser will be merged with and into DPRC, the separate corporate existence of the Purchaser will cease and DPRC will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. At the effective time of such merger, each outstanding share of DPRC common stock and all outstanding stock options (other than shares held by DPRC, Parent or Purchaser, or any of their respective affiliates, and any shares held by shareholders who properly perfect their dissenters= rights) will be converted automatically into the right to receive $24.00, without interest. As a result, Parent will own all of the outstanding shares of common stock of DPRC.


Item 7.  Financial Statements and Exhibits.

      (c)    Exhibits

      2.1 Schedule 14D-9 for DPRC, "Solicitation/Recommendation Statement Pursuant to Section 14(d)(4) of the Securities Exchange Act of 1934." Incorporated by reference to the Schedule 14D-9 filed by DPRC with the Securities and Exchange Commission on June 30, 1999.

                                      3.
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      Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         DATA PROCESSING RESOURCES CORPORATION
                                         (Registrant)


Dated: August 11, 1999          By: /s/ Richard D. Tipton
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                                    Richard D. Tipton
                                    Vice President, General Counsel
                                    and Secretary

                                      4.